Exhibit 10.2

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

by and between

DUKE ENERGY CORPORATION

and

SPECTRA ENERGY CORP

Dated as of December 13, 2006

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of December 13, 2006, by and between Duke Energy Corporation, a Delaware corporation (“Duke Energy”), and Spectra Energy Corp (f/k/a Gas SpinCo, Inc.), a Delaware corporation (“Spectra Energy”), each a “Party” and together, the “Parties”.

R E C I T A L S:

WHEREAS, Duke Energy, acting through its direct and indirect subsidiaries, currently conducts a number of businesses, including (i) the Gas Business, and (ii) the Power Business;

WHEREAS, the Board of Directors of Duke Energy has determined that it is appropriate, desirable and in the best interests of Duke Energy and its stockholders to separate Duke Energy into two separate, independent and publicly traded companies: (i) one comprising the Gas Business, which shall be owned and conducted, directly or indirectly, by Spectra Energy, and (ii) one comprising the Power Business which shall continue to be owned and conducted, directly or indirectly, by Duke Energy;

WHEREAS, to effect this separation the Parties entered into that certain Separation and Distribution Agreement dated as of even date hereof (as amended or otherwise modified from time to time, the “Separation Agreement”);

WHEREAS, Duke Energy and Spectra Energy desire that if (but only if) the Distribution occurs, Duke Energy will provide to Spectra Energy and its subsidiaries during the relevant Services Term, directly or through Duke Energy’s Affiliates or subcontractors, the Duke Energy Services, all in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Duke Energy and Spectra Energy desire that if (but only if) the Distribution occurs, Spectra Energy will provide to Duke Energy and its subsidiaries during the relevant Services Term, directly or through Spectra Energy’s Affiliates or subcontractors, the Spectra Energy Services, all in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

“Action” shall have the meaning set forth in the Separation Agreement.

“Additional Service” shall have the meaning set forth in Section 2.8(b).

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Agreement Dispute” shall have the meaning set forth in Section 12.

“Ancillary Agreement” shall have the meaning set forth in the Separation Agreement.

“Auditing Entity” shall have the meaning set forth in Section 9.3.

“Business” shall mean the Gas Business or the Power Business, as applicable.

“Business Day” shall have the meaning set forth in the Separation Agreement.

“Confidential Information” shall have the meaning set forth in the Separation Agreement.

“Contract” shall have the meaning set forth in the Separation Agreement.

“Default Interest Rate” shall have the meaning set forth in Section 3.1(c).

“Distribution” shall have the meaning set forth in the Separation Agreement.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Due Date” shall have the meaning set forth in Section 3.1(b).

“Duke Energy” shall have the meaning set forth in the preamble hereof.

“Duke Energy Group” shall have the meaning set forth in the Separation Agreement.

“Duke Energy Project Manager” shall have the meaning set forth in Section 2.10.

“Duke Energy Services” shall mean the limited enumerated services described on Schedule A-1, Schedule A-2, Schedule A-3 of the Schedules to Transition Services Agreement document attached hereto and each next consecutive Schedule A through and including Schedule A-46 included therein.

“Duke Energy Trademarks” shall have the meaning set forth in Section 13.2(a).

“Effective Time” shall have the meaning set forth in the Separation Agreement.

“FERC” shall mean the U.S. Federal Energy Regulatory Commission, or its successor agency.

“Fee” or “Fees” shall have the meaning set forth in Section 3.1(a).

“Force Majeure” shall have the meaning set forth in the Separation Agreement.

“Gas Business” shall have the meaning set forth in the Separation Agreement.

“Governmental Approvals” shall have the meaning set forth in the Separation Agreement.

“Governmental Entity” shall have the meaning set forth in the Separation Agreement.

“Group” shall mean either the Duke Energy Group or the Spectra Energy Group, as applicable.

“Law” shall have the meaning set forth in the Separation Agreement.

“Liabilities” shall have the meaning set forth in the Separation Agreement.

“New York Courts” shall have the meaning set forth in Section 15.16.

“Omitted Service” shall have the meaning set forth in Section 2.8(a).

“Party” shall have the meaning set forth in the preamble hereof.

“Person” shall have the meaning set forth in the Separation Agreement.

“Power Business” shall have the meaning set forth in the Separation Agreement.

“Prime Rate” shall have the meaning set forth in the Separation Agreement.

“Separation Agreement” shall have the meaning set forth in the recitals hereto.

“Service” shall mean any of the Spectra Energy Services and the Duke Energy Services, as applicable.

“Service Provider” shall mean Duke Energy with respect to the Duke Energy Services, and Spectra Energy with respect to the Spectra Energy Services.

“Service Recipient” shall mean Spectra Energy with respect to the Duke Energy Services, and Duke Energy with respect to the Spectra Energy Services.

“Services Group” shall mean any Services or group of Services identified on one Schedule attached to this Agreement and for which Service or group of Services a single, separate Fee is specified on such Schedule.

“Services Term” shall have the meaning set forth in Section 4.1.

“Spectra Energy” shall have the meaning set forth in the preamble hereof.

“Spectra Energy Group” shall have the meaning set forth in the Separation Agreement.

“Spectra Energy Project Manager” shall have the meaning set forth in Section 2.10.

“Spectra Energy Services” shall mean the limited enumerated services described on Schedule B-1, Schedule B-2, Schedule B-3 of the Schedules to Transition Services Agreement

document attached hereto and each next consecutive Schedule B through and including Schedule B-14 included therein.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“TM License Period” shall have the meaning set forth in Section 13.2(a).

2.	Services.

2.1     Scope of Services.

(a)    Spectra Energy hereby retains Duke Energy to provide, and Duke Energy hereby agrees to provide, the Duke Energy Services to Spectra Energy or any of its subsidiaries, as designated by Spectra Energy, during the relevant Services Term.

(b)    Duke Energy hereby retains Spectra Energy to provide, and Spectra Energy hereby agrees to provide, the Spectra Energy Services to Duke Energy or any of its subsidiaries, as designated by Duke Energy, during the relevant Services Term.

(c)    Notwithstanding anything to the contrary in this Agreement, (i) the Duke Energy Services shall be available to Spectra Energy or any of its subsidiaries only for the purposes of conducting the Gas Business substantially in the same manner and places as it was conducted immediately prior to the Effective Time; and (ii) the Spectra Energy Services shall be available to Duke Energy or any of its subsidiaries only for the purposes of conducting the Power Business substantially in the same manner and places as it was conducted immediately prior to the Effective Time.

2.2    Provision of Services. The Duke Energy Services may be directly provided by Duke Energy or may be provided through any of its Affiliates or subcontractors, and the Spectra Energy Services may be directly provided by Spectra Energy or may be provided through any of its Affiliates or subcontractors.

2.3    No Financing to Services Recipient. In no event shall a Service Provider or its Affiliates be required to (i) lend any funds to a Service Recipient or its Affiliates, (ii) expend funds for any additional equipment or material or property (real or personal) on behalf of Service Recipient, or (iii) make any payments or disbursements on behalf of Service Recipient, except to the extent Service Recipient has previously delivered to Service Provider sufficient funds to make any such expenditures, payment or disbursement.

2.4    No Assumption or Modification of Obligations. Nothing herein shall be deemed to (i) constitute the assumption by Service Provider or any of its Affiliates, or the agreement to assume, any duties, obligations or liabilities of Service Recipient or its Affiliates whatsoever; or (ii) alter, amend or otherwise modify any obligation of Duke Energy or Spectra Energy under the Separation Agreement.

2.5    Application of Resources. Unless otherwise expressly required under the terms of any relevant Schedule hereto or the Separation Agreement, or otherwise agreed to by the Parties in writing, in providing the Services, Service Provider or its Affiliates shall not be obligated to:

(i) expend funds and other resources beyond levels that would be customary and reasonable for any other nationally recognized service provider to perform services that are similar to the relevant Services; (ii) maintain the employment of any specific employee or subcontractor; (iii) purchase, lease or license any additional (measured as of the even date hereof) equipment or materials (expressly excluding any renewal or extension of any leases or licenses required for Service Provider to perform the relevant Services during the relevant Services Term); or (iv) pay any of Service Recipient’s costs related to its or any of its Affiliates’ receipt of the Services.

2.6    Performance of Services. Subject to the other terms (i) in this Agreement setting forth and circumscribing Service Provider’s performance obligations hereunder (including in Sections 2.1, 2.2, 2.3, 2.5, 2.7, 2.8, 2.9 and 6, and (ii) in the relevant Schedules hereto, each Service Provider shall perform, or cause the applicable members of its Group to perform, the Services required to be provided by it hereunder in a manner specifically described in the relevant Schedules hereto, or, to the extent not so described in such Schedules, in a manner that is substantially the same in nature, accuracy, quality, completeness, timeliness, responsiveness and efficiency with how such relevant Services have been rendered to the Gas Business by Duke Energy (or any of its subsidiaries) prior to the Effective Time, or to the Power Business by Spectra Energy (or any of its subsidiaries) prior to the Effective Time.

2.7    Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and agree that notwithstanding anything to the contrary herein, each Service Provider may make changes from time-to-time in the manner of performing the Services if such Service Provider is making similar changes in performing similar services for itself and/or its Affiliates; provided that Service Provider must provide Service Recipient with at least thirty (30) days prior written notice of such changes.

2.8    Omitted Services; Additional Services; Extension of Services Terms.

(a)    Omitted Services. If, after the Distribution Date and prior to December 31, 2007, a Party identifies a service that the other Party (or a member of such other Party’s Group) previously provided to such first Party (or any of its subsidiaries) prior to the Distribution Date, but such service was inadvertently omitted from inclusion in the Services to be received by such first Party under this Agreement (an “Omitted Service”), then, upon the prior written consent of the Party that would be Service Provider of such Omitted Service (which consent shall not be unreasonably withheld), such Omitted Service shall be added and considered as part of the Services to be provided by such Service Provider. The Parties shall cooperate and act in good faith to reach agreement on the fees and other specific terms and conditions applicable to such Omitted Service, provided that if such Omitted Service is substantially similar to any other Service provided by Services Provider under this Agreement, such fees and other specific terms and conditions shall be substantially similar to the fees and other specific terms and conditions applicable to such other Services, and provided, further, that a 15% surcharge shall be added to any fees applicable to an Omitted Service. Upon the Parties agreement on the fees and other specific terms and conditions applicable to an Omitted Service, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Schedule, or additions of supplements to the relevant Schedule, in order to describe such Omitted Service and the agreement upon the related fees and other specific terms and conditions applicable thereto.

(b)    Additional Services; Extension of Services Terms. In the event that the Parties identify and agree upon (i) an additional service to be provided under this Agreement, as well as the related fees and other specific terms and conditions applicable thereto (an “Additional Service”), or (ii) an extension of any particular Service Term for any Services Group, as well as the related fees and other specific terms and conditions applicable thereto, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Schedule, or additions of supplements to the relevant Schedule, in order to describe such Additional Service or extension, and the agreed upon related fees and other specific terms and conditions applicable thereto.

2.9    Impracticability. Subject to the provisions of Section 2.11, Service Provider shall not be required to provide any Service to the extent: (A) that the performance of the Services would (i) require Service Provider or any of its Affiliates to violate any applicable Laws (including any applicable codes or standards of conduct established by FERC or any other Governmental Entity with respect to their activities subject to the jurisdiction of FERC or such other Governmental Entity) or any internal policy reasonably adopted in order to comply with any applicable Laws; (ii) result in the breach of any software license, lease, or other Contract; or (iii) require prior approval of a Governmental Entity (except to the extent such approval has already been obtained); or (B) provided under Section 15.20.

2.10    Project Managers. Duke Energy shall designate to Spectra Energy at least one individual to whom all of Spectra Energy’s communications may be addressed with respect to the Duke Energy Services and who has authority to act for and bind Duke Energy in all aspects with respect to the Duke Energy Services (the “Duke Energy Project Manager”). Spectra Energy shall designate to Duke Energy at least one individual to whom all of Duke Energy’s communications may be addressed with respect to the Spectra Energy Services and who has authority to act for and bind Spectra Energy in all aspects with respect to the Spectra Energy Services (the “Spectra Energy Project Manager”). The initial Duke Energy Project Manager designated by Duke Energy shall be Sean Trauschke and the initial Spectra Energy Project Manager designated by Spectra Energy shall be Greg Harper. Notwithstanding the foregoing in this Section 2.10, the Parties acknowledge and agree that with respect to ordinary course of business communications between the Parties regarding any relevant Service falling within any Services Group, such communications shall take place between each Party’s representative (or his or her designee) identified under the caption “CONTACTS” on the Schedule hereto that includes such Services Group.

2.11    Cooperation. In the event that there is nonperformance of any Service as a result of (i) a Force Majeure event described in Section 15.20, or (ii) impracticability pursuant to Section 2.9, the Parties agree to work together in good faith to arrange for an alternative means by which the applicable Service Recipient may obtain, at its sole cost and expense, the Service so affected. The Parties and the members of their respective Groups shall cooperate with each other in connection with the performance of the Services, including producing on a timely basis all Contracts, documents and other information that is reasonably requested with respect to the performance of Services; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of the Parties and the members of their respective Groups; and provided, further, however the Party requesting cooperation shall pay all reasonable out-of-pocket costs and expenses incurred by the Party or any members of its Group furnishing such requested cooperation, unless otherwise expressly provided in this Agreement or the Separation Agreement.

3.	Pricing.

3.1    Fees.

(a)    Fees. In consideration of Service Provider’s performance of the relevant Services, Service Recipient shall pay to Service Provider the fees prescribed on the relevant Schedules hereto (individually a “Fee” and collectively the “Fees”); provided that, in the event Service Recipient has not caused itself or its Affiliates, as applicable, to obtain such relevant Service from an alternative third party service provider and/or otherwise terminated the provision of such relevant Service by the date that is 180 days after the Distribution Date, then the Fee applicable to such Service shall be increased by 10% for the remainder of the applicable Services Term.

(b)    Invoices; Payment Procedures. Service Provider shall invoice Service Recipient on a monthly basis for all Fees accrued with respect to the prior month. Fees shall be payable by Service Recipient within thirty (30) days after Service Recipient’s receipt of an invoice (the “Due Date”). All amounts (i) payable pursuant to the terms of this Agreement shall be paid to Service Provider as directed by Service Provider, and (ii) due and payable hereunder shall be invoiced and paid in U.S. dollars, except as may be expressly provided in any relevant Schedule hereto. A Service Recipient’s obligation to make any required payments under this Agreement shall not be subject to any unilateral right of offset, set-off, deduction or counterclaim, however arising.

(c)    Interest. In the absence of a timely notice of billing dispute in accordance with the provisions of Section 3.2, amounts not paid on or before the Due Date shall be payable with interest, accrued at the then effective Prime Rate plus 2% (the “Default Interest Rate”) (or the maximum legal rate whichever is lower), calculated for the actual number of days elapsed, accrued from the Due Date until the date of the actual receipt of payment.

(d)    Taxes. If any Governmental Entity shall impose a tax on the Services rendered to a Service Recipient or its subsidiaries by Service Provider hereunder, Service Recipient agrees to pay, or remit to Service Provider so that Service Provider may pay, the amount of such tax imposed on the Services rendered to Service Recipient or its subsidiaries by Service Provider under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Service Recipient shall have no liability for, and shall not be obligated to pay for, any property taxes of any kind or type applicable to the property of Service Provider or any of its subsidiaries or any income taxes of any kind or type applicable to the income of Service Provider or any of its subsidiaries, except as may be expressly provided in any relevant Schedule hereto.

3.2    Payment Disputes. In the event that Service Recipient disputes any invoice or portion thereof, Service Recipient shall provide Service Provider prior to the Due Date written notice of the disputed amounts, together with a statement of the particulars of the dispute, including the calculations with respect to any errors or inaccuracies claimed. Should Service Recipient fail to provide timely evidence of the invoice errors claimed on or before the Due

Date, the disputed amounts shall be owed with interest at the Default Interest Rate from the Due Date until payment is received. Should Service Recipient provide the required information on or before the Due Date, Service Provider shall make a determination on the dispute no later than thirty (30) days from the Due Date. If Service Recipient has (i) underpaid the amount actually due, Service Recipient shall remit any amount due plus interest at the Default Interest Rate from the Due Date until paid within five (5) Business Days after receipt of the determination from Service Provider, or (ii) overpaid the amount actually due, Service Provider shall remit to Service Recipient any refund within five (5) Business Days after determination of such overpayment plus interest at the Default Interest Rate on such refund from the date Service Provider received the overpayment until refunded. Notwithstanding any disputed invoice or portion thereof, Service Recipient shall nevertheless pay when due any undisputed amount of such invoice to Service Provider.

3.3    Expenses. In addition to the payment of all Fees, Service Recipient shall reimburse Service Provider for all reasonable out-of-pocket costs and expenses incurred by Service Provider or its Affiliates in connection with providing the Services (including all travel-related expenses) to the extent that such costs and expenses are not reflected in the Fees for such Services; provided, however, any such expenses exceeding $10,000 per month for any Services Group (other than routine business travel and related expenses) shall require advance approval of Service Recipient. Any travel-related expenses incurred in performing the Services shall be incurred and charged to Service Recipient in accordance with Service Provider’s then applicable business travel policies.

4.	Services Term; Termination.

4.1    Services Term. The performance of the Services shall commence on the Distribution Date and, unless earlier terminated pursuant to Section 4.2 or 4.3, shall terminate on the earlier of (i) December 31, 2007, or (ii) such earlier date as may be expressly provided for in the relevant Schedule hereto (the “Services Term”).

4.2    Termination. This Agreement or any specific Services Group, as specified below in this Section 4.2, may be terminated prior to the expiration of the relevant Services Term only as follows:

(a)    with respect to all Duke Energy Services in any Services Group, by Spectra Energy by giving a termination notice to Duke Energy, provided that (i) the termination will be effective as of the last day of the calendar month immediately following the calendar month in which Duke Energy receives such termination notice, and (ii) Spectra Energy shall reimburse Duke Energy for any and all costs and expenses incurred by Duke Energy or any of its subsidiaries as a result of such early termination by Spectra Energy, including internal demobilization or incremental, unplanned severance costs, and early termination fees and other costs incurred in order to terminate or reduce the level of services provided by third parties under Contracts with Duke Energy or any of its subsidiaries, which services are affected by such early termination, such reimbursement to be due and payable on the Due Date following Spectra Energy’s receipt of any invoice from Duke Energy with respect to such costs and expenses, or, if there are no more Due Dates, within thirty (30) days of Spectra Energy’s receipt of such invoice;

(b)    with respect to all Spectra Energy Services in any Services Group, by Duke Energy by giving a termination notice to Spectra Energy, provided that (i) the termination will be effective as of the last day of the calendar month immediately following the calendar month in which Spectra Energy receives such termination notice, and (ii) Duke Energy shall reimburse Spectra Energy for any and all costs and expenses incurred by Spectra Energy or any of its subsidiaries as a result of such early termination by Duke Energy, including internal demobilization or incremental, unplanned severance costs, and early termination fees and other costs incurred in order to terminate or reduce the level of services provided by third parties under Contracts with Spectra Energy or any of its subsidiaries, which services are affected by such early termination, such reimbursement to be due and payable on the Due Date following Duke Energy’s receipt of any invoice from Spectra Energy with respect to such costs and expenses, or, if there are no more Due Dates, within thirty (30) days of Duke Energy’s receipt of such invoice;

(c)    with respect to all Services included in any Services Group that is adversely affected by a breach, by the non-breaching Party if the other Party fails to observe or perform in any material respect any term, obligation, or condition of this Agreement and the defaulting Party does not cure such failure within fifteen (15) days after written demand by the first Party, provided that if the defaulting Party begins promptly and diligently to cure such breach in accordance with this provision and such breach is not capable of being cured within such 15-day period, the defaulting Party shall have up to an additional fifteen (15) days to cure such breach if it demonstrates that it is reasonably capable of curing such breach within such additional 15-day period;

(d)    with respect to the entire Agreement, by either Party if the other Party makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or for reorganization or rearrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against such other Party and is not dismissed within thirty (30) days after the filing, or if a receiver or trustee is appointed for all or a material portion of the property or assets used by the other Party to perform Services hereunder; or

(e)    with respect to all Services included in any Services Group that is adversely affected by a Force Majeure, by either Party if Service Provider fails to perform in any material respect its obligation to perform any Services within such Services Group as a result of circumstances of Force Majeure and such Force Majeure continue to exist for at least sixty (60) consecutive days.

4.3    Rights and Obligations Upon Termination. Upon expiration of the Services Term or in the event of a termination pursuant to Section 4.2, no Party, nor any of its Affiliates, shall have any liability or further obligation to any other Party or any of its Affiliates pursuant to this Agreement, except: (i) that the provisions of Sections 3 (to the extent of amounts accrued thereunder through the date of such expiration or termination), 4, 5, 6, 9, 11, 12, 13, 14 and 15 (as well as in each case associated defined terms) shall survive any such expiration or termination and not be extinguished thereby; and (ii) any Party nevertheless shall be entitled to seek any remedy to which it may be entitled at law or in equity for the violation or breach by the other Party of any agreement, covenant, representation, warranty, or indemnity contained in this Agreement that occurs prior to such expiration or termination.

5.	Return of Leased Property or Licensed Software.

Service Recipient shall be liable for all costs and expenses incurred by Service Provider or any of its subsidiaries resulting from any delay or failure of Service Recipient to return to Service Provider or any licensor, as applicable, any leased property or licensed software that is included as part of the Services provided to such Service Recipient upon (i) the termination of the relevant Services as provided herein, or (ii) the expiration of the term of the applicable lease or license, provided that Services Provider has provided Service Recipient with at least sixty (60) days prior written notice of such expiration.

6.	Disclaimer of Representations and Warranties.

EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.6, SECTION 15.22, OR OTHERWISE IN ANY SCHEDULE HERETO, EACH PARTY ACKNOWLEDGES AND AGREES (I) THAT ALL SERVICES ARE PROVIDED BY SERVICE PROVIDER ON AN “AS IS” BASIS, AND (II) THAT NEITHER SERVICE PROVIDER NOR ANY MEMBER OF ITS GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES, WHETHER STATUTORY, EXPRESS, OR IMPLIED, TO SERVICE RECIPIENT OR ANY OF ITS AFFILIATES WITH RESPECT TO THE SERVICES, ANY EQUIPMENT OR MATERIALS PROVIDED UNDER THIS AGREEMENT, OR OTHERWISE HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

7.	Effective Time.

This Agreement shall be effective as of the Effective Time.

8.	Internal Controls and Procedures.

In addition to the record retention requirements of the Separation Agreement, with respect to the Services for which each Service Provider is responsible, such Service Provider shall maintain and comply with such internal controls and procedures as are necessary to comply with the Sarbanes-Oxley Act of 2002 or as otherwise agreed by the Parties to be implemented by the Parties to comply with internal controls and procedures or applicable Law. In the event a Service Recipient requires a change to the internal controls or procedures, or requires the implementation of additional internal controls or procedures, related to the Services required to be provided to such Service Recipient in order for such Service Recipient to comply with changes to applicable Law, Service Provider shall change or add to such Service Provider’s internal controls or procedures related to such Services as reasonably requested by such Service Recipient; provided, however, in connection with a Service Provider changing or adding to internal controls or procedures as required by the foregoing, Service Recipient shall pay for any and all additional costs and expenses associated with the implementation or maintenance of the applicable change or addition; provided, further, however, that if such change or addition is required for the compliance by both Parties with a Law applicable to both Parties, the Parties shall negotiate in good faith an equitable sharing of the costs and expenses associated with such change or addition.

9.	Books and Records; Audits.

9.1    Books and Records. Each Party shall keep and maintain books, records, accounts and other documents sufficient to reflect accurately and completely the transactions conducted, and all associated costs incurred, pursuant to this Agreement. Such records shall include receipts, invoices, memoranda, vouchers, inventories, timesheets and accounts pertaining to the Services, as well as complete copies of all contracts, purchase orders, service agreements and other such arrangements entered into in connection therewith.

9.2    Audit of Performance. Each Party shall have access to and the right to inspect all records maintained by the other Party directly related to the Services, as is reasonably necessary for the purposes of verifying the other Party’s compliance with this Agreement, including auditing and verifying costs or expenses claimed to be due and payable hereunder. Such access shall be available at reasonable times on Business Days during business hours and under reasonable conditions with a minimum of at least ten (10) days prior written notice. Each Party shall keep and preserve all such records for a period of at least five (5) year from and after end of the relevant Services Term.

9.3    Audit Assistance. Each Party and its Subsidiaries are or may be subject to audit by Governmental Entities, such Party’s third party or internal auditor, such Party’s customers, or other Persons that are parties to contracts with such Party, in each case pursuant to applicable Law, contractual provision, or request of such Party’s board of directors (or its audit committee) (an “Auditing Entity”). If an Auditing Entity exercises its right to audit such first Party’s or any of its Subsidiary’s books, records, documents, accounting practices or procedures, internal controls and procedures, or operational, financial or legal practices and procedures, and such audit relates to the Services required to be provided to, or from, such first Party hereunder, upon written request of such first Party, the other Party shall, within a reasonable period of time, provide, at the sole cost and expense of such first Party, all assistance, records and access reasonably requested by such first Party in responding to such audits (including documents related to testing methodologies, test results, audit reports of significant findings, and remediation plans with respect to any deficiencies with respect to such other Party’s internal controls or procedures, and work papers of such other Party’s third party or internal auditor that relate to the matter being subject of such audit), to the extent that such assistance, records or access is within the reasonable control of such other Party. If an audit report of a Service Recipient’s third party or internal auditor relating to such audit identifies any deficiencies in a Service Provider’s internal controls and procedures directly related to a Service provided to such Service Recipient, such Service Provider shall, at the sole cost and expense of such Service Recipient, implement such reasonable changes to such Service to correct such deficiencies to ensure compliance with applicable Law in connection with such Service; provided, however, that if such correction is required for the compliance by both Parties with a Law applicable to both Parties, the Parties shall negotiate in good faith an equitable sharing of the costs and expenses associated with such correction.

10.	Compliance with Laws and Governmental Requirements.

Each Party shall be responsible for compliance with all Laws affecting its Business. Each Service Recipient shall be responsible for any use such Service Recipient may make of the

Services to assist it in complying with applicable Laws. Each Service Provider shall comply with (i) all Laws applicable to the provision by it of the Services hereunder; and (ii) the accounting and reporting requirements of any Governmental Entity having jurisdiction over it or any member of its Group with respect to their respective activities related to such Service Provider’s performance of the Services, including accounting for related costs pursuant to FERC’s uniform system of accounts.

11.	Limitation of Liability; Indemnity.

(a)    Service Provider’s Limitation of Liability. In no event shall a Service Provider or any of its Affiliates have any liability to a Service Recipient or any of its Affiliates whether under this Agreement or otherwise in connection with performance hereunder, including for any error in judgment or any act or omission, except as a result of the gross negligence or willful misconduct of Service Provider or any of its Affiliates. In addition, neither Duke Energy, Spectra Energy nor any of their respective Affiliates shall be liable for any loss of profits, loss of business, loss of use or of data, interruption of business, or for indirect, special, punitive, exemplary, incidental or consequential damages of any kind whether under this Agreement or otherwise in connection with performance hereunder, even if the other Party has been advised of the possibility of such damages.

(b)    Service Recipient Indemnity. Service Recipient hereby agrees to indemnify, defend and hold harmless Service Provider and each of its Affiliates from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorneys’ fees and costs and expenses related thereto) suffered or incurred by Service Provider or any of its Affiliates as a result of or in connection with any third party claims arising from Service Provider’s or any of its Affiliates’ performance of the Services hereunder, except to the extent such third party claims are based in whole or in part on Service Provider’s or any of its Affiliates’ gross negligence or willful misconduct in performing the Services.

(c)    Service Provider Indemnity. Service Provider hereby agrees to indemnify, defend and hold harmless Service Recipient and each of its Affiliates from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorney’s fees and costs and expenses related thereto) suffered or incurred by Service Recipient or any of its Affiliates as a result of, or in connection with, any third party claims to the extent caused by the gross negligence or willful misconduct of Service Provider or any of its Affiliates in performing the Services. In no event shall the aggregate liability of Service Provider and its Affiliates to Service Recipient and its Affiliates for any damages concerning Service Provider’s or its Affiliates’ or subcontractors’ performance or nonperformance of the Services or any other matter arising out of, or related to, this Agreement (regardless of whether any such claim for such damages is based in contract or in tort) exceed the amounts actually paid to Service Provider by Service Recipient pursuant to this Agreement.

(d)    Procedures. Any claim for indemnification under this Section 11 shall be governed by, and be subject to, the provisions of Article VII of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article VII as incorporated herein shall be deemed to be references to this Agreement.

12.	Dispute Resolution.

Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Dispute”), shall be governed by, and be subject to, the provisions of Article IX of the Separation Agreement, which provisions (and related defined terms) are hereby incorporated by reference into this Agreement; provided, however, (i) any references to “Agreement” or “Agreement Disputes” in such Article IX as incorporated herein shall be deemed to be references to this Agreement and Agreement Disputes as defined in this Agreement; (ii) the last sentence of Section 9.1(a) of the Separation Agreement (i.e., a dollar threshold for recourse with respect to “Agreement Disputes”) shall not be incorporated by reference into, or have any effect with respect to, this Agreement; and (iii) the provisions of Section 9.12 of the Separation Agreement (Limitation on Actions) shall be revised to read as follows for purposes of this Agreement: “Notwithstanding anything to the contrary in this Agreement, no Action shall be commenced (including the dispute resolution procedures set forth in this Article IX) by a Party against the other Party asserting any claim arising from (i) breach of any obligation of such other Party to perform a Service under this Agreement more than one hundred and eighty (180) days after such first Party acquires, or reasonably should have acquired, knowledge of such breach, or (ii) breach of any other obligation of such other Party under this Agreement more than 12 months after such first Party acquires, or reasonably should have acquired, knowledge of such breach; provided, however, regardless of such first Party’s knowledge of the facts giving rise to its claim based on a breach of this Agreement, no Action shall be commenced by such first Party against the other Party more than 36 months after the occurrence of the initial event giving rise to such claim for such breach (it being understood that if no such Action is commenced within such 180-day period, 12-month-period, or 36-month periods, as applicable, the breaching Party shall be discharged from liability for such breach).”

13.	Property Rights; Trademark License.

13.1    No Transfer. The Parties acknowledge and agree that nothing in this Agreement is intended to transfer any right, title, or interest in and to any tangible, intangible, real or personal property (including any and all intellectual property rights). Notwithstanding any materials, deliverables, or other products that may be created or developed by Service Provider or its Affiliates from the date hereof through the expiration or termination of the Services Term, Service Provider does not hereby convey, nor does Service Recipient or any of its Affiliates hereby obtain, any right, title, or interest in or to any of Service Provider’s or any of its Affiliates’ equipment, materials, deliverables, products, or any other rights or property used to provide the Services. All customer and personnel data, files and input and output materials and the media upon which they are located that are supplied by Service Recipient or any of its Affiliates in connection with this Agreement shall remain Service Recipient’s or such Affiliate’s property, respectively, and Service Provider shall not have any rights or interests with respect thereto

13.2    Human Resources Branding.

(a)    Grant of Transitional License. Notwithstanding the requirements of Section 5.2(a) of the Separation Agreement or Section 13.1 above, subject to the terms and conditions set forth in this Section 13.2, Duke Energy hereby grants to Spectra Energy, effective as of the Effective Date and terminating on December 31, 2007 (the “TM License Period”), a limited, non-exclusive, royalty free and non-transferable license to use all trademarks owned by Duke Energy or any of its Subsidiaries (including the trademarks “Duke Energy” and “Duke Energy Corporation” or any other trademark containing the word “Duke”) that are used by Duke Energy in connection with its human resources programs and systems as of the Effective Time (the “Duke Energy Trademarks”) solely in connection with the operation of Spectra Energy’s human resources programs and systems (including use in connection with Spectra Energy’s websites, benefit manuals and correspondence with program participants); provided, however, that Spectra Energy shall use its commercially reasonable efforts to substitute its own corporate identification for the corporate identification that includes the Duke Energy Trademarks in connection with such systems and programs as soon as reasonably practicable after the Distribution Date, but in no event no event later than the expiration of the TM License Period. Spectra Energy agrees that immediately upon the expiration of the TM License Period, Spectra Energy shall cease all further use of the Duke Energy Trademarks in connection with its human resources systems and programs and destroy any and all materials related thereto bearing the Duke Energy Trademarks. Spectra Energy shall neither sublicense the Duke Energy Trademarks, nor shall Spectra Energy publish, distribute or otherwise use the Duke Energy Trademarks for any purpose other than as expressly provided in this Section 13.2. Spectra Energy shall use the Duke Energy Trademarks in accordance with sound trademark usage principles and all applicable Laws as reasonably necessary to maintain the validity and enforceability of Duke Energy’s rights in such trademarks and Spectra Energy shall not use the Duke Energy Trademarks in any manner which might tarnish, disparage, or reflect adversely on Duke Energy or the Duke Energy Trademarks. If Spectra Energy uses the Duke Energy Trademarks in a manner which Duke Energy, in its reasonable judgment, determines reflects adversely upon the image, goodwill and reputation of Duke Energy or the Duke Energy Trademarks, then, upon receipt of written notice from Duke Energy identifying its objection, Spectra Energy shall immediately cease the particular use to which Duke Energy has objected. Spectra Energy agrees to cooperate with and assist Duke Energy in protecting and enforcing Duke Energy’s rights in the Duke Energy Trademarks and in maintaining any registrations with any Governmental Entities for the Duke Energy Trademarks in force. Spectra Energy shall assist Duke Energy in the enforcement of rights in the Duke Energy Trademarks by promptly informing Duke Energy of any actual or potential claim, demand, infringement, misuse or misappropriation relating to the Duke Energy Trademarks to the extent that Spectra Energy is in possession of such information or otherwise becomes aware of any such actual or potential claim, demand, infringement, misuse or misappropriation. Duke Energy will have the sole right to determine whether or not to investigate such alleged infringement and to determine whether to initiate or participate in any judicial or administrative proceeding involving the Duke Energy Trademarks. Duke Energy is and shall remain the sole owner of the Duke Energy Trademarks and all goodwill associated therewith. Spectra Energy acknowledges that nothing herein gives Spectra Energy any right, title or interest in the Duke Energy Trademarks, apart from the license granted under this Section 13.2(a), and in no event shall Spectra Energy’s use of the Duke Energy Trademarks be deemed to vest any right, title or interest to the Duke Energy Trademarks in Spectra Energy. All uses of the Duke Energy

Trademarks by Spectra Energy, and all goodwill generated thereby, shall inure exclusively and completely to the benefit of Duke Energy. Spectra Energy, agrees that it shall not contest or challenge the validity of, or Duke Energy’s title in, the Duke Energy Trademarks, and it shall not register or apply for registration of the Duke Energy Trademarks.

(b)    Notice and Disclaimer. Spectra Energy shall inform all of its and its Subsidiaries employees, retirees and other human resources program participants by written notice as soon as reasonably practicable after the Distribution Date that Spectra Energy, and not Duke Energy, is responsible for the operation of Spectra Energy’s human resources programs or systems after the Effective Time, and that Spectra Energy’s use of the Duke Energy Trademarks in connection with such human resources programs or systems does not imply any commitment or obligation on the part of Duke Energy or any of its subsidiaries with respect to such individuals. Spectra Energy shall also include with any publication or distribution of the Duke Energy Trademarks for use in connection with its human resources programs or systems (i) a trademark legend readable to users indicating that the Duke Energy Trademarks are owned solely by Duke Energy, but licensed to Spectra Energy for certain limited uses under a separate license agreement, and (ii) a disclaimer that Spectra Energy, and not Duke Energy, is responsible for the operation of Spectra Energy’s human resources programs or systems after the Effective Time, and that Spectra Energy’s use of the Duke Energy Trademarks in connection with such human resources programs or systems does not imply any commitment or obligation on the part of Duke Energy or any of its subsidiaries with respect to Spectra Energy’s or any of its subsidiaries’ employees, retirees and other human resources program participants.

(c)    Indemnity. Spectra Energy hereby agrees to indemnify, defend and hold harmless Duke Energy and each of its Affiliates from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorneys’ fees and costs and expenses related thereto) suffered or incurred by Duke Energy or any of its Affiliates as a result of or in connection with any third party claims arising from Spectra Energy’s or any of its subsidiaries’ use of the Duke Energy Trademarks in connection with its human resources programs or systems. Notwithstanding anything to the contrary in this Agreement, any claim for indemnification under this Section 13.2 shall not be governed by, or be subject to, the provisions of Section 11.

14.	Confidential Information.

Any Confidential Information received by either Party or its Affiliates from the other Party or any of its Affiliates in connection with this Agreement shall be governed by, and be subject to, the provisions of Sections 8.2 and 8.4 of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Sections 8.2 and 8.4 as incorporated herein shall be deemed to be references to this Agreement. Notwithstanding anything to the contrary in this Agreement, in connection with a Service Provider’s performance of the Services, (i) such Service Provider shall not have a right to access any Confidential Information of the Service Recipient or any of its Affiliates that is subject to any attorney-client privilege or attorney work-product privilege under applicable Law in favor of such Service Recipient or any of its Affiliates; and (ii) the Parties shall cooperate with each other to establish reasonable procedures in connection with the provision of Services in order to preserve such privileges.

15.	Miscellaneous.

15.1    Complete Agreement; Construction. This Agreement, including the Schedules attached to the body of this Agreement, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule hereto, the terms and conditions of such Schedule shall control. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Separation Agreement or any other Ancillary Agreement, the terms and conditions of this Agreement shall control.

15.2    Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as expressly provided in Section 7, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, execution by original signature.

15.3    Survival of Agreement. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

15.4    Expenses. Except as otherwise expressly provided in this Agreement, the Parties agree that all out-of-pocket fees and expenses incurred and directly related to the transactions contemplated hereby shall be borne and paid by the Person incurring such cost or Liability.

15.5    Notices. All notices, requests, claims, demands and other communications under this Agreement, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next following Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 15.5):

To Duke Energy:

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

Attn: Chief Legal Officer

Facsimile: 704-382-8137

To Spectra Energy:

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Attn: General Counsel

Facsimile: 713-627-5536

15.6    Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

15.7    Amendments. Subject to the terms of Section 15.10, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

15.8    Assignment. Except as otherwise expressly provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment, the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

15.9    Successors and Assigns. Subject to Section 15.8, the provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

15.10    Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and abandoned at any time prior to the Effective Time by and in the sole discretion of Duke Energy without the approval of Spectra Energy or the stockholders of Duke Energy. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except (i) by an agreement in writing signed by each of the Parties, or (ii) as expressly provided for in this Agreement.

15.11    Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution Date.

15.12    Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

15.13    Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

15.14    Schedules. The Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

15.15    Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

15.16    Consent to Jurisdiction. Subject to the provisions of Section 12, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 12 or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 15.5 shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 15.16. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.17    Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Section 12, (ii) provisional or temporary injunctive relief in accordance therewith in any New York Court, and (iii) enforcement of any such award of an arbitral tribunal or a New York Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

15.18    Waiver of Jury Trial. SUBJECT TO SECTIONS 12, 15.16 AND 15.17 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT

OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.18.

15.19    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

15.20    Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

15.21    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

15.22    Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

15.23    References; Interpretations. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires:

(i)    the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(ii)    references in this Agreement to Sections and Schedules shall be deemed references to Sections of, and Schedules attached to, this Agreement;

(iii)    the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement; and

(iv)    references in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein.

15.24    Status of Service Provider as Independent Contractor. Each Service Recipient expressly acknowledges that each Service Provider, its Affiliates, and each of their respective employees, agents, subcontractors and representatives are “independent contractors,” and nothing in this Agreement is intended and nothing shall be construed to create an employer/employee, partnership, joint venture or other similar relationship between any Service Recipient and Service Provider, its Affiliates, or each of their respective employees, agents, subcontractors and representatives. In addition, each Service Provider shall have the authority and responsibility to elect the means, manner and method of performing the Services required to be provided by it under this Agreement. This Agreement shall not be interpreted or construed to create an association, joint venture, partnership, or agency between the Parties or to impose any partnership or fiduciary obligation or related liability upon any Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties caused this Transition Services Agreement to be duly executed as of the day and year first above written.

Duke Energy:

DUKE ENERGY CORPORATION

By:	/s/ James E. Rogers
Name:	James E. Rogers
Title:	President and Chief Executive Officer

SPECTRA ENERGY CORP

By:	/s/ Fred J. Fowler
Name:	Fred J. Fowler
Title:	President and Chief Executive Officer

Schedules and exhibits omitted pursuant to Item 601 of Reg. S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.